Exhibit 5.3

May 9, 2008

PNM Resources, Inc.
Alvarado Square
Albuquerque, New Mexico 87158

Ladies and Gentlemen:

I am acting as counsel for PNM Resources, Inc., a New Mexico corporation (the “Company”), in connection with (i) the registration statement on Form S-3ASR (File No. 333-150101) (the “Registration Statement”) relating to certain securities to be issued from time to time by the Company on terms to be determined by the Company at the time of the offering, and (ii) the remarketing and issuance by the Company of up to $350,000,000 aggregate principal amount of the Company’s 9.25 % Senior Notes, Series A Due 2015 (the “Notes”) as described in the Company’s Prospectus, dated April 4, 2008, which is a part of the Registration Statement, and Prospectus Supplement, dated May 9, 2008 (the “Prospectus Supplement”). The Notes being remarketed were issued, and the additional Notes being offered will be issued, under an indenture dated as of March 15, 2005, between the Company and The Bank of New York Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A.), as trustee (the “Trustee”), as supplemented by the first supplemental indenture dated as of March 30, 2005, between the Company and the Trustee and to be further supplemented by the second supplemental indenture to be dated as of  May 16, 2008, between the Company and the Trustee (collectively, the “Indenture”), and the resolutions of the Board of Directors (the “Board”) dated September 18, 2007, the resolutions of the Board dated April 15, 2008 (supplementing certain prior resolutions identified therein), and the Unanimous Written Consent In Lieu of Meeting of the Pricing Committee of the Board dated May 9, 2008, and are being  remarketed to the public in accordance with a Supplemental Remarketing Agreement, dated May 6, 2005, by and among the Company and the Remarketing Agents named therein and are being offered to the public in accordance with an Underwriting Agreement, dated May 9, 2008, by and among the Company and the Underwriters named on Schedule I thereto. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement or the Indenture.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Indenture and such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by the Company’s officers and representatives, and other documents as I have deemed necessary or advisable for the purposes of rendering the opinions set forth herein, including (i) the corporate and organizational documents of the Company, including the Restated Articles of Incorporation and the Bylaws of the Company and (ii) the resolutions of the Board with respect to the Notes and of the Pricing Committee of the Board with respect to the Notes. In my capacity as counsel, I have either participated in the preparation of or have reviewed and am familiar with the Registration Statement and exhibits thereto.

In making such examination and rendering the opinions set forth below, I have assumed without verification (i) that all documents submitted to me as originals are authentic, complete and accurate, (ii) that all signatures on documents submitted to me are genuine, (iii) that all individuals executing such documents had the requisite legal capacity, (iv) that all documents submitted to me as copies conform to authentic original documents, and (v) that any documents not yet executed will be duly executed in form(s) duly authorized and established by action of the Board, a duly authorized committee of the Board or duly authorized officers of the Company.

To the extent that the obligations of the Company with respect to the Notes may be dependent upon such matters, I assume for purposes of this opinion that the other party under the Indenture, namely, the Trustee named therein, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such Indenture with all applicable laws and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

In respect only of the laws of the State of New Mexico and the federal laws of the United States of America, and subject to the assumptions, qualifications and limitations set forth in this opinion letter, it is my opinion that when the Notes have been duly issued and sold in the manner contemplated by the Registration Statement and the Prospectus Supplement, and assuming due authentication thereof by the Trustee or the Authenticating Agent in accordance with the provisions of the Indenture, as amended and supplemented, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting or relating to the rights of creditors generally, rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity (regardless of whether arising prior to, or after, the date hereof or whether considered in a proceeding in equity or at law), and by an implied covenant of reasonableness, good faith and fair dealing or the effect of federal or state securities laws and principles of public policy or the rights of indemnity and contribution.

I am a member of the bar of the State of New Mexico and express no opinion as to matters governed by any laws other than the laws of the State of New Mexico and the federal laws of the United States of America, except that I express no opinion as to the effect of the laws of any other jurisdiction or as to the securities laws of any state (including, without limitation, New Mexico), municipal law or the laws of any local agencies within any state (including, without limitation, New Mexico). This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and any amendment thereto, including any and all post-effective amendments, and to the use of my name under the caption “Legal Matters” in the Prospectus Supplement comprising a part thereof.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion is rendered solely for your benefit in connection with the offer and sale of the Notes and may not be relied upon, quoted or used by any other person or entity of for any other purpose without my prior written consent. This opinion is expressed as of the date hereof and I do not assume any obligation to update or supplement it to reflect any change in any fact or circumstance that hereafter comes to my attention, or any change in law that may occur hereafter.

Very truly yours,

By:	/s/ Charles L. Moore
Charles L. Moore Associate General Counsel PNM Resources, Inc.